Exhibit 99.1

HTE Inc.

Integrated Software Solutions for Government and Utilities
1000 Business Center Drive, Lake Mary, FL 32746 • (407) 304-3235
www.hteinc.com

FOR IMMEDIATE RELEASE	Contact:	Joseph Loughry,

President and CEO

407.304.3235

HTE Redeems Stock from Tyler Technologies, Inc.

Lake Mary, Fla., October 29, 2001—H.T.E., Inc. (Nasdaq: HTEI) today announced that on October 29, 2001 (the “Redemption Date”), it redeemed 5,618,952 shares of its common stock from Tyler Technologies, Inc. (“Tyler”) for a purchase price of $7,304,637.60. HTE effected the redemption in accordance with the requirements of Florida’s control shares statute by delivering notice of redemption to Tyler on October 29, 2001 and depositing the total amount of the purchase price with an escrow agent. As a result of the notice and escrow of funds, the 5,618,952 shares are deemed not to be issued and outstanding. Upon receipt of the certificates representing all of the shares redeemed, the escrow agent will release funds in the amount of the purchase price to Tyler.

Tyler purchased the shares in 1999 in a control shares acquisition, as defined in Florida’s control shares statute. The shares are deemed “control shares” under Florida law since their purchase exceeded percentage thresholds specified in the statute. Control shares do not have voting rights unless the issuer’s shareholders approve a resolution conferring voting rights. At HTE’s 2000 annual shareholders’ meeting, HTE’s shareholders voted not to confer voting rights on Tyler’s shares. Under Florida law, control shares that are not granted voting rights may be redeemed by the issuer pursuant to procedures adopted by the issuer.

HTE’s board of directors determined that it was in the best interests of HTE, its shareholders, employees and customers to redeem Tyler’s shares because, in part, it would: (i) eliminate a potential large block overhang on the market for HTE’s common stock; (ii) alleviate confusion that has arisen in the marketplace regarding Tyler’s ownership interest in HTE, which has been a negative in terms of attracting new employees and prospective customers, (iii) provide HTE’s employees and customers with more certainty as to ownership, control and direction of the company and (iv) eliminate a complexity to HTE’s capitalization, thereby making HTE more understandable to the investing public.

Under applicable Florida statutes, HTE is required to determine and pay a fair price for Tyler’s shares pursuant to procedures HTE adopts. In arriving at the price for Tyler’s large block of non-voting shares, HTE’s board of directors engaged the services and assistance of a national investment banking firm. The price paid Tyler for the control shares represents a 17.5% discount to the average closing sale price for the ten trading day period immediately preceding the Redemption Date.

As of September 30, 2001, HTE’s cash balance was $13,008,000. HTE also has a $5,000,000 credit facility available.

The redemption of 5,618,952 shares of common stock from Tyler reduces the number of HTE’s issued and outstanding shares of common stock from 16,960,557 to 11,341,605 as of October 29, 2001. Accordingly, HTE’s previously provided guidance as to its projected operating earnings per share for the 4th quarter of 2001 of 6 cents is now being increased to 8 cents per share, assuming weighted average shares of 13,112,797 for the 4th quarter 2001.

HTE Inc.

HTE Inc., a proven leader in government information technologies, provides a broad range of innovative software solutions to more than 2,200 government offices, agencies and utility companies throughout North America. The company’s products address the wireless computing requirements of a rapidly changing public sector market and support the end-to-end delivery of e-government access to citizens and businesses. Founded in 1981, the company is headquartered near Orlando, Florida. Additional information is available at http://www.hteinc.com or by calling HTE Marketing Services at 1.800.727.8088.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business and general economic conditions; competitive factors, such as pricing, new products and marketing efforts of rival companies; the timing and magnitude of software sales; customer acceptance of new or enhanced product offerings; integration of new technologies; delays in product delivery; the ability to recruit and retain qualified personnel; and other factors discussed from time to time in reports filed by HTE with the Securities and Exchange Commission, including risks summarized in HTE’s latest Annual Report on Form 10-K. HTE undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.